Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Byline Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(o)
	Equity	Preferred Stock	457(o)
	Equity	Depositary Shares	457(o)
	Debt	Debt Securities	457(o)
	Other	Warrants	457(o)
	Other	Purchase Contracts	457(o)
	Other	Units	457(o)
	Unallocated (Universal ) Shelf	(1)	457(o)	$200,000,000	(2)	$200,000,000	$0.0001102	$22,040
	Total Offering Amounts					$200,000,000		$22,040
	Total Fees Previously Paid							—
	Total Fee Offsets							$15,131
	Net Fee Due							$6,909

(1)	The amount to be registered consists of up to $200,000,000 of an indeterminate amount of each security class listed in Table 1. In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable in respect thereof as a result of stock splits, stock dividends or similar transactions. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are offered in units. Each depositary share will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the Registrant elects to offer to the public whole or fractional interests in shares of preferred stock registered hereunder, depositary shares will be distributed to those persons purchasing such interests and such shares of preferred stock will be issued to the depositary under the deposit agreement.
(2)	The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, issuance by the Registrant of the securities registered hereunder.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Sources

Rule 457(p)
Fee Offset Claims	Byline Bancorp, Inc.	S-3	333-233583	August 30, 2019		$15,131	Unallocated (Universal) Shelf	(3)	(3)	$124,845,722
Fee Offset Sources	Byline Bancorp, Inc.	S-3	333-233583		August 30, 2019						$24.240	(3)

(3)	On August 30, 2019, the Registrant initially filed a Registration Statement on Form S-3 (File No. 333-233583), which was declared effective on September 25, 2019 (the “Prior Registration Statement”), that registered an aggregate principal amount of $200,000,000 of an indeterminate amount of securities to be offered by the registrant from time to time for which a contemporaneous filing fee of $24,240 was paid. A total of $75,154,267 of securities were sold under the Prior Registration Statement, and all offerings under the Prior Registration Statement have been completed or terminated. As a result, the registrant has $15,131 in unused filing fees associated with the Prior Registration Statement. In accordance with Rule 457(p) under the Securities Act of 1933, as amended, the registrant is using the $15,131 of the unused filing fees to offset the filing fee payable in connection with this filing.